   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1998
                                                      Registration No. 333-59597


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                 Amendment No. 2
                                       to
                                    Form S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------
                 Lakehead Pipe Line Company, Limited Partnership


             (Exact name of registrant as specified in its charter)


          Delaware                                     39-1715851
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)
                                                 SUSAN D. LENCZEWSKI
     LAKE SUPERIOR PLACE                         CORPORATE SECRETARY
   21 WEST SUPERIOR STREET                       LAKE SUPERIOR PLACE
   DULUTH, MINNESOTA 55802                     21 WEST SUPERIOR STREET
        (218) 725-0100                         DULUTH, MINNESOTA 55802
                                                    (218) 725-0100

 (Address, including zip code,              (Name, address, including zip
and telephone number, including              code, and telephone number,
 area code, of registrants'                     including area code,
 principal executive offices)                   of agent for service)


                               ------------------

                                   Copies to:
                             WILLIAM N. FINNEGAN, IV
                             ANDREWS & KURTH L.L.P.
                                4200 CHASE TOWER
                                   600 TRAVIS
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200

                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION DATED SEPTEMBER 15, 1998



PROSPECTUS


                LAKEHEAD PIPE LINE COMPANY, LIMITED PARTNERSHIP

                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                            ------------------------

     Lakehead Pipe Line Company, Limited Partnership (the "Company") may offer and sell from time to time in one or more series its unsecured debt securities which may be senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities"). The Company is 98.9899% owned by Lakehead Pipe Line Partners, L.P. ("Lakehead" and, together with the Company, the "Partnership").

     The Senior Debt Securities and the Subordinated Debt Securities are collectively hereinafter referred to as the "Debt Securities." The Debt Securities will be limited to an aggregate initial public offering price not to exceed $400 million, or the equivalent thereof in one or more foreign currencies or currency units, including composite currencies. The Debt Securities may be offered in separate series, in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a related Prospectus Supplement.

     Certain specific terms of the particular Debt Securities for which this Prospectus is being delivered will be set forth in a related Prospectus Supplement, including, where applicable, the specific designation and priority, aggregate principal amount, authorized denominations, maturities, interest rate or rates or the method of determining the same, the date or dates on which interest, if any, shall be payable, the place or places where principal of and premium, if any, and interest, if any, on such Debt Securities of the series will be payable, any terms for optional or mandatory redemption or any sinking fund or analogous provisions, currency or currencies, or currency unit or currency units of denomination and payment if other than U.S. dollars, the initial public offering price, the net proceeds to the Company, terms relating to temporary or permanent global securities, provisions regarding registration of transfer or exchange and other special terms.

     The Debt Securities may be offered and sold to or through underwriters, dealers, or agents as designated from time to time, or through a combination of such methods, and also may be offered and sold directly to one or more other purchasers. See "Plan of Distribution." The names of, and the principal amounts of Debt Securities to be purchased by or through, underwriters, dealers or agents, and the compensation of such underwriters, dealers or agents, including any applicable fees, commissions, and discounts, will be set forth in the related Prospectus Supplement. The net proceeds to the Company from the offer and sale of each series of Debt Securities also will also be set forth in the related Prospectus Supplement.

     No Debt Securities may be sold without delivery of a Prospectus Supplement describing such series or issue of Debt Securities and the method and terms of offering thereof.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT PROSPECTIVE INVESTORS IN THE DEBT SECURITIES SHOULD CONSIDER.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


               The date of this Prospectus is September   , 1998.

                             AVAILABLE INFORMATION

     Lakehead is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Lakehead's Class A Common Units are listed for trading on the New York Stock Exchange (the "NYSE") under the trading symbol "LHP", and reports and other information concerning Lakehead may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Information relating to Lakehead may also be obtained electronically by means of Lakehead's home page on the Internet at http://www.lakehead.com.

     This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to the Company and the Debt Securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission by Lakehead pursuant to the Exchange Act (File No. 1-10934) are incorporated herein by reference and shall be a part hereof:


          1. Lakehead's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Lakehead's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 (the "Form 10-K");



          2. Lakehead's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998;



          3. Lakehead's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, as amended by Lakehead's Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 1998; and



          4. Lakehead's Current Report on Form 8-K dated July 21, 1998, as amended by Lakehead's Current Report on Form 8-K/A filed September 15, 1998.


     All documents filed by Lakehead pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Lakehead will provide without charge to each person, including any beneficial owner of a Debt Security, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Lakehead Pipe Line Partners, L.P., Lake Superior Place, 21 West Superior Street, Duluth, Minnesota 55802, Attention: R.R. Karlen, Investor Relations, telephone (800) 525-3999 or (218) 725-0100.

     No separate financial information for the Company has been provided or incorporated by reference in this Prospectus because all operations of Lakehead are conducted by the Company, substantially all of the earnings and cash flow of Lakehead are generated by the Company, and substantially all of the assets and liabilities shown in the consolidated financial statements for Lakehead are owned directly by the Company.

                       CERTAIN FORWARD-LOOKING STATEMENTS


     This Prospectus and the accompanying Prospectus Supplement (including the documents incorporated by reference herein and therein) contain certain forward-looking statements and information relating to the Partnership that are based on the beliefs of the management of the General Partner as well as assumptions made by and information currently available to the management of the General Partner. When used in, or incorporated by reference into, this Prospectus and the accompanying Prospectus Supplement, the words "anticipate," "expect," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions pertaining to operating performance, regulatory parameters, economic conditions, etc. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those anticipated, expected or projected. Except as required by applicable securities laws, the Company does not intend to update these forward-looking statements and information. For additional discussion of such risks, uncertainties and assumptions, see "Risk Factors" in this Prospectus and "Items 1 & 2. Business and
Properties -- Business Risks" in the Form 10-K. All written and verbal forward-looking statements attributable to the Company, or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

     Prospective investors should carefully consider the risk factors described below, in addition to the other information set forth elsewhere or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement, in connection with an investment in the Debt Securities offered hereby and thereby.

CONSIDERATIONS RELATING TO THE PARTNERSHIP'S BUSINESS

  Dependence Upon Western Canadian Crude Oil Supply and the IPL System

     The Lakehead System (as defined herein) is dependent upon the level of supply of crude oil and other liquid hydrocarbons from western Canada. Interprovincial Pipe Line Inc. ("IPL"), the parent company of Lakehead Pipe Line Company, Inc., which is the general partner of Lakehead and the Company (the "General Partner"), has advised the General Partner that in 1997, the IPL System (as defined herein) transported approximately 65% of all crude oil produced in western Canada, of which approximately 90% was transported by the Lakehead System. If a decline in western Canadian crude oil production occurs, the General Partner expects that throughput on the Lakehead System will also decline.

     The Lakehead System is dependent upon the utilization of the IPL System by producers of western Canadian crude oil to reach markets in the United States and eastern Canada. The diversion of western Canadian crude oil away from the IPL System, whether by virtue of increased demand by western Canadian refiners or the shipment of crude oil by other pipelines, would likely have a direct impact on the volumes transported by the Lakehead System. Although the General Partner believes that under regulations of the Federal Energy Regulatory Commission ("FERC") the Partnership will periodically be allowed to increase tariff rates to compensate for declines in throughput which result in a substantial divergence between the Partnership's costs and tariff rates, there can be no assurance that this will be the case. Even if such tariff increases were allowed, the Partnership may suffer lower revenues during the period before a tariff adjustment can be implemented. In addition, reduced throughput on the IPL System as a result of testing, line repair, reduced operating pressures or other causes could result in reduced throughput on the Lakehead System. If the Partnership were not able to recoup lost revenue related to such reduced throughput, the Partnership could be adversely impacted.

  Reduced Demand Could Affect Shipments on the Lakehead System

     The Partnership's business depends in part on the level of demand for crude oil and natural gas liquids (in particular, western Canadian crude oil and natural gas liquids) in the geographic areas in which deliveries are made by the Lakehead System and the ability and willingness of shippers having access to the Lakehead System to satisfy such demand by deliveries through the Lakehead System. Demand for western Canadian crude oil and natural gas liquids in the geographic areas served by the Lakehead System is affected by the delivery of other supplies of crude oil and refined products into such geographic areas. Existing pipeline capacity for the delivery of crude oil to the Midwest U.S., the primary market served by the Lakehead System, exceeds current refining capacity. In addition, IPL and a group of refiners have developed a project to reverse the flow of a portion of the IPL System from Sarnia to Montreal, Quebec to bring crude oil from Montreal to Sarnia. The reversal of this line would result in IPL becoming a competitor of the Partnership for supplying crude oil to the Ontario market and is expected to reduce the deliveries of western Canadian crude oil into the eastern Canadian markets served by the System (as defined herein). When the reversal of the line is effective (which is expected in 1999), quantities of crude oil historically delivered by the System to the Ontario market are expected to be redirected to existing U.S. markets served by the Lakehead System, although at reduced tariffs (due to shorter transportation distances). The Partnership cannot predict the impact of future economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices, all of which could reduce the demand for crude oil and other liquid hydrocarbons in the areas in which deliveries are made by the Lakehead System.

  Uncertainty Arising From Ratemaking Methodologies

     As an interstate common carrier, the Partnership's pipeline operations are subject to regulation by the FERC under the Interstate Commerce Act, which permits challenges to proposed or changed rates and to rates that are already effective by protest or complaint, respectively, by an interested person or upon the FERC's own motion. Proposed or changed rates may be suspended by the FERC for up to seven months and allowed to become effective subject to investigation and potential refund. Rates that are already effective may be ordered to be reduced for the future and, upon an appropriate showing, reparations may be awarded for damages sustained by a complainant as a result of such rates for up to two years prior to the commencement of an investigation.

     In October 1993, the FERC established a new ratemaking methodology for liquids pipelines to be effective January 1, 1995 allowing for the annual indexing of rate ceilings based on changes in a producer price index. Rate ceilings may increase or decrease depending upon the change in the index minus 1%. The order also provides that, under certain circumstances, pipelines or shippers may seek to establish cost-based or market-based rates rather than indexed rates. To the extent this order limits the ability of the Partnership to establish cost-based rates, or the indexing methodology restricts or delays the Partnership's ability to implement rates that reflect increased costs, the Partnership could be adversely affected. Furthermore, no assurances can be given that inflationary rate increases allowed under the FERC's indexing methodology will be sufficient to offset increases in the Partnership's costs. In addition, if the applicable index increases less than 1% or decreases, the FERC's indexing methodology could result in a corresponding reduction in tariffs, as was the case in July 1998. See "Items 1 and 2. Business and Properties -- Regulation" in the Form 10-K.

     Many of the ratemaking issues contested in the Partnership's prior rate cases, in particular the FERC's oil pipeline ratemaking methodology, have not previously been reviewed by a federal appellate court. Any decision ultimately rendered by the FERC on any rate case involving its oil pipeline ratemaking methodology may be subject to judicial review. Any such judicial review could ultimately result in alternative ratemaking methodologies that could have a material adverse effect on the Partnership.

     There is also pending at the FERC a proceeding involving another publicly traded limited partnership engaged in the common carrier transportation of crude oil (the "Santa Fe Proceeding") in which the FERC could further limit its current position related to the tax allowance permitted in the rates of publicly traded partnerships, as well as possibly altering the FERC's current application of the FERC oil pipeline ratemaking methodology. On September 25, 1997, the administrative law judge in the Santa Fe Proceeding issued an initial decision addressing various aspects of the tax allowance issue as it affects publicly traded partnerships, as well as various technical issues involving the application of the FERC oil pipeline ratemaking methodology. The administrative law judge's initial decision in the Santa Fe Proceeding is currently pending review by the FERC. In such review, it is possible that the FERC could alter its current rulings on the tax allowance issue or on the application of the FERC oil pipeline ratemaking methodology in a way that could, if applied to the Partnership, have a material adverse impact on the Partnership.


     The Partnership's operating income and cash flow will remain sensitive to the level of tariffs established from time to time under rules and regulations of the FERC. The Partnership anticipates filing a tariff surcharge in late 1998 or early 1999 to reflect the projected incremental costs and throughput resulting from System Expansion Program II ("SEP II") and Terrace Expansion Program ("Terrace"). The Settlement Agreement entered into in 1996 between the Partnership and representatives of the Partnership's customers on all their outstanding contested tariffs (the "Settlement Agreement") sets forth parameters governing the tariff surcharge associated with SEP II, although certain details of implementation remain subject to further discussions. The Partnership has also entered into an agreement with customer representatives regarding the tariff surcharge associated with Terrace. Customers who are not parties to the Settlement Agreement may challenge any tariff rate filing. It is anticipated that advance approval will be sought from the FERC for the tariff surcharges for SEP II and Terrace. See "Items 1 and 2. Business and Properties -- SEP II Expansion Program," "-- Terrace Expansion Program" and "-- Tariffs" in the Form 10-K. Any challenges of the Partnership's tariff rates, if successful, could have a material adverse effect on the Partnership.

  SEP II Right of Way Acquisition and Permitting

     In May 1997, the ICC denied the Partnership's application for a certificate that is a necessary step toward receiving condemnation authority in Illinois with respect to SEP II. Without such condemnation authority, the cost to obtain rights of way in connection with SEP II has increased.

     The Partnership is currently seeking and acquiring environmental and construction permits necessary to construct the new pipeline in connection with SEP II. Delays in acquiring environmental or construction permits could delay the in-service date of the new pipeline.

  Competition

     Because pipelines have historically been the lowest cost method for intermediate and long haul overland movement of crude oil, the System's most significant existing competitors for the transportation of western Canadian crude oil (other than indigenous consumption in western Canada) are other pipelines. The System encounters competition in serving shippers to the extent that shippers have alternate opportunities for transporting liquid hydrocarbons from their sources to customers. IPL has advised the General Partner that in 1997 the IPL System transported approximately 65% of total western Canadian crude oil production, of which approximately 90% was transported by the Lakehead System. The remainder was refined in Alberta or Saskatchewan or transported through other pipelines to British Columbia, Washington, Montana and other states in the Northwest U.S. In the United States, the Lakehead System encounters competition from other crude oil and refined product pipelines and other modes of transportation delivering crude oil and refined products to the refining centers of Minneapolis-St. Paul, Chicago, Detroit and Toledo and the refinery market and pipeline hub located in the Patoka/Wood River area. See "Items 1 and 2. Business and Properties -- Competition" in the Form 10-K.

  Risk of Environmental and Safety Costs and Liabilities

     The operations of the Partnership are subject to federal and state laws and regulations relating to environmental protection and operational safety. Although the General Partner believes that the operations of the Lakehead System are in substantial compliance with applicable environmental and safety regulations, risks of substantial costs and liabilities are inherent in pipeline operations, and there can be no assurance that such costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the Partnership's operations, could result in substantial costs and liabilities to the Partnership. If the Partnership were not able to recover such resulting costs through insurance or increased tariffs, the Partnership could be adversely affected.

     The General Partner has, from time to time, hydrostatically tested certain portions of the Lakehead System. If additional hydrostatic testing is determined necessary by the General Partner or were to be required by a regulatory authority, such testing could result in significant, and perhaps material, expense arising out of treatment and disposal of the hydrostatic test water and downtime resulting in lost transportation revenues. While the General Partner believes suitable alternatives to hydrostatically testing the pipeline exist, no assurance can be given that future hydrostatic testing will not be required on the System. Hydrostatic testing of the IPL System in Canada potentially may decrease deliveries on the Lakehead System due to restrictions on volumes received from western Canada.

CONSIDERATIONS RELATING TO THE COMPANY'S INDEBTEDNESS


     The Company's secured indebtedness will be effectively senior to the Debt Securities, and the indenture relating to the Debt Securities will not limit the Company's ability to incur additional indebtedness. The Company had long-term debt of $610 million as of August 31, 1998, all of which was secured by substantially all of the Company's assets. In addition, the General Partner expects the Company to incur additional indebtedness from time to time to fund a portion of the remaining cost of SEP II and the expected cost of phase one of Terrace and to fund a portion of its other expansion programs and capital expenditures. The $610 million of long-term secured debt as of August 31, 1998 consisted of $310 million of the Partnership's first mortgage notes ("First Mortgage Notes"), which have no principal payments due until 2002, and $300 million outstanding under the Partnership's $350 million revolving bank credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility has a five-year term with an "evergreen" provision that automatically extends the maturity date each year unless the banks give notice to the Company of their intent not to extend. The current maturity date of the Revolving Credit Facility is September 6, 2003. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" in the Form 10-K.



     The agreements relating to the First Mortgage Notes and the Revolving Credit Facility contain a number of covenants that restrict the ability of the Company to dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures or other investments or acquisitions and otherwise restrict business activities. The ability of the Company to comply with such provisions may be affected by events that are beyond the Partnership's control. The breach of any of these covenants could result in a default under the First Mortgage Notes and the Revolving Credit Facility. In addition, as a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the holders ("Holders") of the Debt Securities.


CONSIDERATIONS RELATING TO CANADIAN CONTROLLING PERSONS

  Difficulty in Enforcing Civil Liabilities Against Officers, Directors and Controlling Persons


     Certain of the controlling persons of the Partnership, within the meaning of the U.S. federal securities laws, and certain of the officers and directors of the General Partner are not residents of the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for Holders of the Debt Securities to effect service of process within the United States with respect to such persons, officers and directors predicated upon civil liabilities under the United States federal securities laws. The Partnership has been advised by Canadian counsel that there is doubt as to the enforceability against such persons in Canada, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

                                THE PARTNERSHIP


     Lakehead is a publicly traded Delaware limited partnership that owns and operates, through the Company, a regulated crude oil and natural gas liquids ("NGLs") pipeline business in the United States. Lakehead Pipe Line Company, Inc. (the "General Partner"), a wholly owned subsidiary of Interprovincial Pipe Line Inc. ("IPL") and an indirect, wholly owned subsidiary of IPL Energy Inc. ("IPL Energy") of Calgary, Alberta, Canada, serves as the general partner of Lakehead and the Company. IPL Energy is a publicly traded company that is a North American leader in energy services and delivery. The General Partner owns a 14.8% limited partner interest (in the form of 3,912,750 Class B Common Units) and a 1% general partner interest in Lakehead, and a 1.0101% general partner interest in the Company, representing an effective combined 16.6% interest in the Partnership. The remaining 83.4% limited partner interest in the Partnership is represented by 22,290,000 publicly traded Class A Common Units.


     The following chart depicts the organization and ownership of Lakehead, the Company and the General Partner. The percentages reflected in the chart represent the approximate ownership interest in each of Lakehead and the Company, individually. Except in the following chart, the ownership percentages referred to in this Prospectus and any accompanying Prospectus Supplement reflect the approximate effective ownership interest of the holders in Lakehead and the Company on a combined basis.

                              [ORGANIZATION CHART]
EDGAR DESCRIPTION
     Organizational chart depicting the following organizational and ownership information for the Company, Lakehead and the General Partner.

                            OWNERSHIP OF THE COMPANY

   PERCENTAGE/TYPE OF INTEREST                                         INTEREST HELD
              HELD                                                           BY
98.9899% limited partner interest                                    Lakehead
1.0101% general partner interest                                     General Partner

                             OWNERSHIP OF LAKEHEAD

   PERCENTAGE/TYPE OF INTEREST           NUMBER/TYPE OF UNITS          INTEREST HELD
              HELD                                                           BY
84.2% limited partner interest     22,290,000 Class A Common Units   Public Unitholders
14.8% limited partner interest     3,912,750 Class B Common Units    General Partner
1% general partner interest                                          General Partner

                        OWNERSHIP OF THE GENERAL PARTNER

   PERCENTAGE/TYPE OF INTEREST                                         INTEREST HELD
              HELD                                                           BY
100% Common Shares                                                   IPL

     The Partnership and IPL are engaged in the transportation of crude oil and other liquid hydrocarbons through the world's longest common carrier pipeline system (the "System"). The System is the primary transporter of crude oil from western Canada to the United States and is the only pipeline that transports crude oil from western Canada to eastern Canada. The System serves all the major refining centers in the Great Lakes region of the United States, as well as the Province of Ontario, Canada and, through a connecting pipeline, the Patoka/Wood River refinery market and pipeline hub in southern Illinois. The System, which traverses approximately 3,200 miles, consists of a Canadian portion (the "IPL System"), which is owned by IPL, and a United States portion (the "Lakehead System"), which is owned by the Partnership.


     Shipments tendered to the IPL System originate in oil fields in the western Canadian provinces of Alberta, Saskatchewan, Manitoba and British Columbia and in the Northwest Territories of Canada and reach the IPL System through facilities owned and operated by third parties or affiliates of IPL. Deliveries from the IPL System are currently made in the prairie provinces of Canada and, through the Lakehead System, in the Great Lakes and Midwest regions of the United States and the Province of Ontario, principally to refineries, either directly or through connecting pipelines of other companies.

     The IPL System extends approximately 1,200 miles from Edmonton, Alberta, across the Canadian prairies to the U.S. border near Neche, North Dakota, and continues from the U.S. border near Marysville, Michigan, to Toronto, Ontario, and Montreal, Quebec, with lateral lines to Nanticoke, Ontario, and Niagara Falls, Ontario. The IPL System includes a pipeline which is owned and operated by Interprovincial Pipe Line (NW) Ltd., a wholly owned subsidiary of IPL Energy. This pipeline extends approximately 540 miles between Norman Wells, Northwest Territories and Zama, Alberta, and connects from Zama, through a system owned by others, to the IPL System at Edmonton.

     The Lakehead System traverses approximately 1,750 miles from the Canadian border near Neche, to the Canadian border near Marysville. The Lakehead System consists of three separate lines extending from the Canadian border near Neche to Superior, Wisconsin, and a line from the Canadian border near Neche to Clearbrook, Minnesota. At Superior, the pipeline continues as two separate and diverging lines, one traversing through the upper Great Lakes region and the other through the lower Great Lakes region of the United States, with both lines re-entering Canada at a point near Marysville. The Lakehead System also includes a lateral line from the Canadian border near Niagara Falls to the Buffalo, New York area. Crude oil and NGLs are received by the Lakehead System at the Canadian border from the IPL System and, to a lesser extent, at a number of other receipt points and are scheduled into the pipeline in accordance with customer nominations.

     All scheduling of shipments (including routes, storage, etc.) is handled by IPL in coordination with the General Partner. The Lakehead System includes 16 connections to pipelines and refineries at various locations in the United States, including the Chicago, Illinois, Minneapolis-St. Paul area of Minnesota, Detroit, Michigan, Toledo, Ohio and Buffalo refining areas, and, through a connecting pipeline, the Patoka/Wood River refinery market and pipeline hub. As of June 30, 1998, the Lakehead System had approximately nine million barrels of tankage capacity at its three main terminals at Clearbrook, Superior and Griffith, Indiana. The tankage capacity is utilized both to gather crude oil prior to injection into the Lakehead System and to provide tankage in order to facilitate more flexible oil movements scheduling. At Superior, all crude oil is removed from the Lakehead System, directed into tankage and then, when appropriate to meet the requirements of batch movements, reinjected into the Lakehead System for delivery through either the upper Great Lakes region or the lower Great Lakes region.

     The principal executive offices of Lakehead, the Company and the General Partner are located at Lake Superior Place, 21 West Superior Street, Duluth, Minnesota 55802, and its telephone number at such offices is (800) 525-3999 or
(218) 725-0100.

                                USE OF PROCEEDS

     Unless otherwise specified in a related Prospectus Supplement, the net proceeds received by the Company from the sale of Debt Securities will be used for general partnership purposes, including the expansion of the Lakehead System.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                          YEARS ENDED DECEMBER 31,            SIX MONTHS
                                   --------------------------------------   ENDED JUNE 30,
                                   1993   1994    1995      1996     1997        1998
                                   ----   ----   -------   -------   ----   --------------
Ratio of Earnings to Fixed
  Charges........................  2.6x   2.7x   1.9x(1)   2.1x(2)   2.8x        2.9x

---------------


(1) Net earnings of the Partnership for 1995 were impacted by a prior years' rate refund and interest accrual adjustment of $22.9 million and $1.5 million, respectively, resulting from the June 1995 decision (Opinion No.
    397) of the FERC. See "Items 1 and 2. Business and Properties -- Tariffs" in the Form 10-K.



(2) Net earnings of the Partnership for 1996 were impacted by a non-recurring rate refund and interest accrual adjustment of $20.1 million and $3.2 million, respectively, resulting from the 1996 Settlement Agreement. See "Items 1 and 2. Business and Properties -- Tariffs" in the Form 10-K.


     For purposes of calculating the ratio of earnings to fixed charges: (i) "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense, amortization of debt costs and the portion of rental expense representing the interest factor.

                       DESCRIPTION OF THE DEBT SECURITIES


     The Debt Securities offered hereby will represent unsecured obligations of the Company. The Debt Securities will constitute either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities will be issued under
an Indenture dated as of September   , 1998 (the "Senior Indenture"), between
the Company and The Chase Manhattan Bank, as trustee under the Senior Indenture. The Subordinated Debt Securities will be issued under an Indenture dated as of
September   , 1998 (the "Subordinated Indenture"), between the Company and The
Chase Manhattan Bank, as trustee under the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to herein individually as an "Indenture" and collectively as the "Indentures." The Chase Manhattan Bank, as trustee under each of the Indentures (and any successor thereto under each Indenture), is referred to herein as the "Trustee."



     The terms of the Debt Securities include those stated in the respective Indentures and those made part of the respective Indentures by reference to the Trust Indenture Act. The Debt Securities will be subject to all such terms, and Holders of Debt Securities are referred to the Indentures and the Trust Indenture Act for a statement of those terms. The Senior Indenture and the Subordinated Indenture will be substantially identical, except for the provisions relating to subordination and certain covenants. See "Provisions Applicable Solely to Senior Debt Securities" and "Provisions Applicable Solely to Subordinated Debt Securities."


     The statements set forth below in this section are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Copies of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Indentures.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     General. The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indentures do not limit the amount of other unsecured indebtedness or securities which may be issued by the Company.

     The Debt Securities are not expected to be secured by any of the assets of the Company and will, therefore, be effectively subordinated to all indebtedness of the Company that is secured, to the extent of the value of the assets securing such indebtedness. The amount of the Company's long term debt, and the amount thereof that is secured, outstanding at the time of the issuance of a series of Debt Securities, will be disclosed in the Prospectus Supplement relating to such series of Debt Securities. In addition, the Debt Securities will be effectively subordinated to any indebtedness or other obligations of any subsidiaries of the Company outstanding from time to time.

     Reference is made to the Prospectus Supplement relating to the particular series offered thereby for the terms of such Debt Securities, including where applicable: (a) the form and title of the Debt Securities; (b) the aggregate principal amount of the Debt Securities; (c) the date or dates on which the Debt Securities may be issued; (d) the date or dates on which the principal of and premium, if any, on the Debt Securities shall be payable; (e) the rate or rates (which may be fixed or variable), or the method of determination thereof, at which the Debt Securities shall bear interest, if any, and the date or dates from which such interest shall accrue; (f) the dates on which interest, if any, shall be payable and the record dates for the interest payment dates; (g) the place or places where the principal of and premium, if any, and interest, if any, on the Debt Securities of the series will be payable; (h) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the Debt Securities may be redeemed at the option of the Company or otherwise; (i) any optional or mandatory redemption or any sinking fund or analogous provisions; (j) if other than denominations of $1,000 and integral multiples thereof, the denominations in which the Debt Securities of the series shall be issuable; (k) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which shall be payable upon declaration of the acceleration of the maturity thereof in accordance with the provisions of the Indenture; (l) whether payment of the principal of and premium, if any, and interest, if any, on the Debt Securities shall be without deduction for taxes, assessments, or governmental charges paid by the Holders; (m) the currency or currencies, or currency unit or currency units, in which the principal of and premium, if any, and interest, if any, on the Debt Securities shall be denominated, payable, redeemable or purchasable, as the case may be; (n) any Events of Default (as defined below) with respect to the Debt Securities that differ from those set forth in the applicable Indenture; (o) whether the Debt Securities will be convertible; (p) whether the Debt Securities of such series shall be issued as a global certificate or certificates and, in such case, the identity of the depositary for such series and whether in temporary or permanent global form;
(q) provisions regarding the convertibility or exchangeability of the Debt Securities; (r) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (s) the terms and conditions upon which and the manner in which such series of Debt Securities may be defeased or discharged if different from the defeasance and discharge provisions described under "Satisfaction and Discharge; Legal and Covenant Defeasance" below; (t) any deletions or modifications of or additions to the Events of Default or covenants of the Company pertaining to the Debt Securities; (u) any restrictions or other provisions with respect to the transfer or exchange of the Debt Securities; (v) the Person to whom any interest on a Debt Security of the series shall be payable, if other than the Person in whose name that Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (w) if the amount of payments of principal of or any premium or interest on any Debt Securities of the series may be determined with reference to an index, the manner in which such amounts shall be determined; (x) if the principal of or any premium or interest on any Debt Securities of the series is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which the Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (y) the right, if any, of the Company to defer payments of interest by extending the interest payment periods and to specify the duration of such extension, the Interest Payment Dates on which such interest shall be payable and whether and under what circumstances additional interest on amounts deferred shall be payable; (z) if other than the Trustee, the identity of the Security Registrar and any Paying Agent; and (aa) any other terms of the Debt Securities of the series not inconsistent with the Indentures.


     All Debt Securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders, for increases in the aggregate principal amount of such series of Debt Securities and issuances of additional Debt Securities of such series or for the establishment of additional terms with respect to the Debt Securities of such series.

     If any Debt Securities offered hereby are sold for foreign currencies or foreign currency units or if the principal of and premium, if any, or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies and currency units will be set forth in the Prospectus Supplement relating thereto.

     One or more series of Debt Securities offered hereby may be sold at a discount (which may be substantial) below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any such series of Debt Securities will be described generally in the Prospectus Supplement relating to such series.

     Form, Exchange and Transfer. Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities offered hereby will be issued only in registered form in denominations of $1,000 or any integral multiple thereof. The Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See
"-- Global Debt Securities."

     At the option of the Holders, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of a like tenor and aggregate principal amount.

     Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

     Neither the Trustee nor the Company will be required to (a) issue, register the transfer of or exchange any Debt Security of any series (or of any series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing, or (b) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

     Global Debt Securities. The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with, or on behalf of, a depositary (the "Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either temporary or permanent form. Unless and until such global certificate or certificates are exchanged in whole or in part for Debt Securities in individually certificated form, a global Debt Security may not be transferred or exchanged except as a whole to a nominee of the Depositary for such global Debt Security, or by a nominee for the Depositary to the Depositary, or to a successor of the Depositary or a nominee of such successor, except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Debt Security representing all or a portion of a series of Debt Securities will be described generally in the Prospectus Supplement relating to such series.


     Consolidation, Merger and Sale of Assets. Each Indenture provides that the Company shall not consolidate with or merge into any other Person or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any Person, unless (i) (A) in the case of a merger, the Company is the surviving entity or (B) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by sale or transfer, or which leases the properties and assets of the Company as, or substantially as, an entirety shall expressly assume by supplemental indenture payment of the principal of and any premium and interest on all the Debt Securities and the performance or observance of every covenant of and condition of the Indenture applicable to the Company; (ii) the surviving entity or successor Person is a Person organized and existing under the laws of the U.S., any State thereof or the District of Columbia; (iii) immediately after giving effect to the transaction, no Default or Event of Default exists; and (iv) the Company has delivered the Officer's Certificate and the Opinion of Counsel required by the Indenture. Any such successor Person shall succeed to and be substituted for, and may exercise every right and power of, the Company under the relevant Indenture with the same effect as if it had been named originally as a party in the Indenture and the Company shall (except in the case of a lease) be released and discharged from all its obligations under the Indenture and the Debt Securities outstanding thereunder.


     Events of Default. Unless otherwise provided with respect to any series of Debt Securities, an "Event of Default" will occur under each Indenture with respect to Debt Securities of a particular series issued thereunder upon: (a) default in the payment of the principal of, or premium, if any, on, any Debt Security of such series at its maturity; (b) default in the payment of any interest on any Debt Security of such series when it becomes due and payable and continuance of such default for a period of 30 days; (c) default in the performance, or breach, of any term, covenant or warranty contained in the Indenture with respect to such series and continuance of such default or breach for a period of 60 days after there has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series a written notice as provided in the Indenture; (d) the occurrence of certain events of bankruptcy, insolvency or reorganization of the Company; or (e) any other Event of Default applicable to such series.



     Each Indenture provides that if an Event of Default with respect to a series of Debt Securities issued thereunder shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of Debt Securities of such series then outstanding may declare the principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of, and accrued but unpaid interest, if any, on all Debt Securities of such series to be due and payable immediately upon giving written notice as provided in the Indenture. Each Indenture provides that the Holders of a majority in principal amount of Debt Securities then outstanding of such series may rescind and annul such declaration and its consequences under certain circumstances.



     The Holders of a majority in principal amount of Debt Securities of a series then outstanding may waive past defaults under the Indenture with respect to such series and its consequences (except a continuing default in the payment of principal of or premium, if any, or interest on any series of Debt Securities or a default in respect of any covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected thereby).



     Pursuant to each Indenture, the Holders of a majority in aggregate principal amount of each affected series of Debt Securities then outstanding thereunder may direct with respect to such series the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain limitations specified in that Indenture. Before proceeding to exercise any right or power under an Indenture at the direction of any Holders, the Trustee thereunder shall be entitled to receive from such Holders of Debt Securities outstanding under that Indenture reasonable security or indemnity against the costs, expenses, and liabilities which might be incurred by it in compliance with any such direction.



     Pursuant to each Indenture, no Holder of a Debt Security of any series will have any right to institute any proceeding with respect to that Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (b) the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request to the Trustee, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding and (c) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security.



     Under the terms of each Indenture, the Company is required to furnish to the Trustee annually an Officer's Certificate to the effect that to the best of such officer's knowledge, the Company is not in default in the performance and observance of the terms, provisions and conditions of the Indenture or, if such officer has knowledge that the Company is in default, specifying such default. Each Indenture requires the Trustee thereunder to give to all Holders of Debt Securities outstanding thereunder notice of any Default by the Company in the manner provided in the Indenture, unless such Default shall have been cured or waived; however, except in the case of a default in the payment of principal of and premium, if any, or interest, if any, on any Debt Securities outstanding thereunder, the Trustee is entitled to withhold such notice if it determines in good faith that withholding such notice is in the interest of the Holders of such outstanding Debt Securities.



     Satisfaction and Discharge; Legal and Covenant Defeasance. Under the terms of each Indenture, the Company may satisfy and discharge certain obligations to Holders of Debt Securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year or are to be called for redemption within one year by (i) irrevocably depositing or causing to be deposited with the Trustee an amount of money in the currency or currency units in which such Debt Securities are payable sufficient to pay the principal and any premium and interest to the date of such deposit (in case of Debt Securities of such series which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (ii) paying or causing to be paid all other sums payable under the Indenture with respect to such Debt Securities; and (iii) delivering to the Trustee an Officer's Certificate and Opinion of Counsel relating to such satisfaction and discharge.



     Each Indenture also provides that, unless otherwise specified with respect to Debt Securities of any series, the Company and any other obligor thereunder, if any, will be deemed to have paid and discharged the entire indebtedness on all Debt Securities of such series on the 91st day following the deposit referred to in the following clause (i), and the provisions of the Indenture with respect to the Debt Securities of such series shall no longer be in effect except as to certain obligations, such as the obligation to register the transfer or exchange of such outstanding Debt Securities of such series, to replace mutilated, destroyed, lost or stolen certificates, rights of Holders of the Debt Securities of such series to receive principal and interest on the original stated due dates or specified redemption dates, rights of Holders to receive any sinking fund payments, and any rights to convert or exchange the Debt Securities of such series, subject to the following conditions: (i) the Company shall have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Debt Securities of such series cash or (in the case of any series of Debt Securities the payments on which may only be made in legal coin or currency of the United States) U.S. Government Obligations (or a combination thereof) certified to be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay
(A) the principal and interest and premium, if any, on all Debt Securities of such series on each date that such principal, interest or premium, if any, is due and payable or on any Redemption Date established pursuant to clause (iii) below, and (B) any mandatory sinking fund payments on the dates on which such payments are due and payable in accordance with the terms of the Indenture and the Debt Securities of such series; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel based on the fact that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; (iii) if the Debt Securities are to be redeemed prior to their Stated Maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee shall have been made; (iv) no Event of Default or event which with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing on the date of such deposit; (v) such defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Debt Securities are in default within the meaning of such Act); (vi) such defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound; (vii) such defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and (viii) the Company's delivery to the Trustee of an Officer's Certificate and an Opinion of Counsel, each stating that the conditions precedent under the Indenture relating to defeasance have been complied with.

     Under each Indenture, the Company also may discharge certain of its obligations under the Indenture including its obligations referred to above under "-- Consolidation, Merger and Sale of Assets" and, in the case of the Senior Indenture, under the covenants described below under "-- Provisions Applicable Solely to Senior Debt Securities," as well as certain of its obligations relating to reporting obligations under the Indenture, in respect of any series of Debt Securities on the 91st day following the deposit referred to in clause (i) in the immediately preceding paragraph, subject to satisfaction of the conditions described in clauses (i) and (iii) through (viii) in the immediately preceding paragraph with respect to such series of Debt Securities and the delivery of an Opinion of Counsel confirming that the Holders of the Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.



     Changes in Control and Highly Leveraged Transactions. Unless otherwise set forth in a Prospectus Supplement, the Subordinated Indenture will not contain, and, other than the limitations on Liens and the restriction on Sale-Leaseback Transactions described below under "-- Provisions Applicable Solely to Senior Debt Securities," the Senior Indenture does not contain, any covenant or other provisions designed to afford Holders of the Debt Securities issued thereunder protection in the event of a change in control of the Company or any of its affiliates or a highly leveraged transaction involving the Company.



     Modification of the Indentures. Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the Holders of Debt Securities issued thereunder to: (a) secure any of such Debt Securities; (b) evidence the succession of another Person to the Company under the Indenture and the Debt Securities and the assumption by such successor Person of the obligations of the Company thereunder; (c) add covenants and Events of Default for the benefit of the Holders of all or any series of such Debt Securities or to surrender any right or power conferred by the Indenture upon the Company; (d) add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Debt Securities of any series entitled to the benefit of such provision outstanding; (e) establish the forms or terms of the Debt Securities of any series issued thereunder; (f) cure any ambiguity or correct any inconsistency in the Indenture; (g) evidence the acceptance of appointment by a successor Trustee; (h) qualify the Indenture under the Trust Indenture Act; (i) provide for uncertificated securities in addition to certificated securities; (j) supplement any provisions of the Indenture necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that such action does not adversely affect the interests of the Holders of the Debt Securities of such series or any other series; and (k) comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Debt Securities may be listed or traded.



     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of all outstanding Debt Securities affected by such supplemental Indenture (voting as a single class) to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture, or modify in any manner the rights of the Holders of such Debt Securities; provided that the Company and the Trustee may not, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity of the principal of or any installment of principal of or interest, if any, on, any Debt Security, or reduce the principal amount thereof or premium, if any, on or the rate of interest thereon or alter the method of computation of interest,
(b) reduce the percentage in principal amount of Debt Securities required for any such supplemental Indenture or for any waiver provided for in the Indenture,
(c) change the Company's obligation to maintain an office or agency for payment of Debt Securities and the other matters specified therein, (d) impair the right to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on, any Debt Security or (e) modify any of the provisions of the Indenture relating to the execution of supplemental indentures with the consent of Holders of Debt Securities which are discussed in this paragraph or modify any provisions relating to the waiver by Holders of past defaults and certain covenants, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security affected thereby.

     Each Indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series.


     Non-Recourse to the General Partner and Lakehead: No Personal Liability of Officers, Directors, Employees or Partners. Each Indenture provides that obligations of the Company under the Indenture and the Debt Securities thereunder will be non-recourse to the General Partner and Lakehead and their respective affiliates (other than the Company), and payable only out of cash flow and assets of the Company. The Trustee, and each Holder of a Debt Security by its acceptance thereof, will be deemed to have agreed in the applicable Indenture that (a) neither the General Partner nor its assets nor Lakehead nor its assets (nor any of their respective affiliates other than the Company, nor their respective assets) shall be liable for any of the obligations of the Company under such Indenture or such Debt Securities, and (b) no director, officer, employee, stockholder or unitholder, as such, of the Company, the Trustee, the General Partner, Lakehead or any affiliate of any of the foregoing entities shall have any personal liability in respect of the obligations of the Company under such Indenture or such Debt Securities by reason of his, her or its status. Notwithstanding the foregoing, nothing in this Section shall be construed to modify or supersede any obligation of Lakehead or the General Partner to restore any negative balance in their respective capital account (maintained by the Company pursuant to the Company's Amended and Restated Agreement of Limited Partnership) upon liquidation of their respective interest in the Company.


     Applicable Law. The Indentures are, and the Debt Securities offered hereby will be, governed by, and construed in accordance with, the laws of the State of New York.


     Concerning the Trustee. Each Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Indenture as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.


     Each Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.


     The Chase Manhattan Bank, a New York banking corporation, is the Trustee under the Indentures. The Chase Manhattan Bank has lending relationships with IPL Energy and its affiliates.


PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     General. The Senior Debt Securities will be unsecured obligations of the Company, and will constitute Senior Indebtedness (in each case as defined in the applicable supplemental Indenture) ranking on a parity with all other unsecured and unsubordinated indebtedness of the Company and senior to any subordinated indebtedness of the Company (including the Subordinated Debt Securities).

     Limitations on Liens. The Senior Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any Lien (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock of any Restricted Subsidiary, whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure any Debt (as defined below) of the Company or any other Person (as defined below) (other than the Senior Debt Securities issued thereunder), without in any such case making effective provision whereby all of the Senior Debt Securities Outstanding thereunder shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured. There is excluded from this restriction:

          (i) any Lien upon any property or assets of the Company or any Restricted Subsidiary in existence on the Issue Date or created pursuant to an "after-acquired property" clause or similar term in existence on the Issue Date or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the Issue Date;

          (ii) any Lien upon any property or assets created at the time of acquisition of such property or assets by the Company or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;


          (iii) any Lien upon any property or assets existing thereon at the time of the acquisition thereof by the Company or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by the Company or any Restricted Subsidiary); provided, however, that such Lien only encumbers the property or assets so acquired;



          (iv) any Lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise; provided, however, that such Lien only encumbers the assets or property of such Person at the time such Person becomes a Restricted Subsidiary;


          (v) the assumption by the Company or any Restricted Subsidiary of obligations secured by any Lien existing at the time of the acquisition by the Company or any Restricted Subsidiary of the property or assets subject to such Lien or at the time of the acquisition of the Person which owns such property or assets;

          (vi) any Lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

          (vii) any Lien in favor of the Company or any Restricted Subsidiary;


          (viii) any Lien created or assumed by the Company or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the Holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by the Company or any Subsidiary;


          (ix) Permitted Liens (as defined below);

          (x) any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (i) through (ix), inclusive, above; or

          (xi) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (i) through (x), inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of (A) the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) and (B) the maximum committed principal amount of Debt so secured at such time; provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

     Notwithstanding the foregoing, under the Senior Indenture, the Company may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Debt of the Company or any Person (other than the Senior Debt Securities) that is not excepted by clauses (i) through (xi), inclusive, above without securing the Senior Debt Securities issued under the Senior Indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (as defined below) (excluding Sale-Leaseback Transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

     Restriction on Sale-Leasebacks. The Senior Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless: (i) such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later; (ii) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; (iii) the Company or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the Senior Debt Securities; or (iv) the Company or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption or retirement of Funded Debt (as defined below) of the Company or any Subsidiary, or (B) investment in another Principal Property.

     Notwithstanding the foregoing, under the Senior Indenture the Company may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Debt (other than the Senior Debt Securities) secured by Liens upon Principal Properties not excepted by clauses (i) through (xi), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

     Certain Defined Terms. As used herein:

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries for the Company's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.

     "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.


     "Issue Date" means the date on which Debt Securities are initially issued under the Indentures.


     "Lien" means, as to any entity, any mortgage, lien, pledge, security interest or other encumbrance in or on, or adverse interest or title of any vendor, lessor, lender or other secured party to or of the entity under conditional sale or other title retention agreement or capital lease with respect to, any property or asset of the entity.

     "Permitted Liens" means (i) Liens upon rights-of-way for pipeline purposes;
(ii) any statutory or governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by the Company or any Restricted Subsidiary in good faith; (v) Liens of, or to secure performance of, leases, other than capital leases; (vi) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;
(vii) any Lien upon property or assets acquired or sold by the Company or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by the Company or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries;
(x) any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control, or similar revenue bonds; or (xi) any easements, exceptions or reservations in any property of the Company or any Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of its business or the business of the Company and its Subsidiaries, taken as a whole.


     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government, or any agency or political subdivision thereof.



     "Principal Property" means (a) any pipeline assets of the Company or any Restricted Subsidiary, including any related facilities employed in the transportation, terminalling or storage of crude oil or natural gas liquids, that are located in the United States or Canada and (b) any processing or manufacturing plant or terminal owned or leased by the Company or any Subsidiary that is located within the United States or Canada, except, in the case of either clause (a) or (b), (i) any assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles, and (ii) any such assets, plant or terminal which, in the opinion of the Board of Directors, is not material in relation to the activities of the Company and its Subsidiaries, taken as a whole.


     "Restricted Subsidiary" means any Subsidiary of the Company owning or leasing any Principal Property.

     "Sale-Leaseback Transaction" means the sale or transfer by the Company or any Restricted Subsidiary of any Principal Property to a Person (other than the Company or a Restricted Subsidiary) and the taking back by the Company or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (i) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (i) and related to such Person (or any combination thereof).

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     General. The Subordinated Debt Securities will be unsecured obligations of the Company, and will be subordinated in right of payment to all Senior Debt (as defined in the applicable Prospectus Supplement), including the Senior Debt Securities, of the Company to the extent set forth in the applicable Prospectus Supplement.


     Subordination. Upon any voluntary or involuntary liquidation or bankruptcy of the Company, Senior Debt of the Company is entitled to receive payment in full of all amounts due on such Senior Debt, before Holders of Subordinated Debt Securities are entitled to receive any payments of amounts due on the Subordinated Debt Securities.


     Unless otherwise indicated in the applicable Prospectus Supplement, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, no payments may be made in respect of the Subordinated Debt Securities until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debt Securities would constitute an Event of Default under the Subordinated Indenture with respect thereto.


     Unless otherwise indicated in the applicable Prospectus Supplement, if any default occurs (other than a default described in the preceding paragraph) under the Senior Debt of the Company, pursuant to which the maturity thereof may be accelerated immediately or at the expiration of any applicable grace periods (a "Senior Nonmonetary Default"), then, upon the receipt by the Company and the Trustee of written notice thereof (a "Payment Blockage Notice") from or on behalf of Holders of such Senior Debt specifying an election to prohibit such payment by the Company in accordance with the following provisions of this paragraph, the Company may not make any payment that would be prohibited by the immediately preceding paragraph during the period (the "Payment Blockage Period") commencing on the date of receipt of such Payment Blockage Notice and ending on the earlier of (i) the date, if any, on which the Holders of such Senior Debt or their representative notifies the Trustee that such Senior Nonmonetary Default is cured or waived or ceases to exist or the Senior Debt to which such Senior Nonmonetary Default relates is discharged or (ii) the 179th day after the date of receipt of such Payment Blockage Notice. Notwithstanding the provisions described in the immediately preceding sentence, the Company may resume payments on the Subordinated Debt Securities after such Payment Blockage Period.


                              PLAN OF DISTRIBUTION

     The Company may offer or sell the Debt Securities to or through one or more underwriters, dealers or agents as designated from time to time, or through a combination of such methods and also may offer or sell the Debt Securities directly to one or more other purchasers. The Company may sell the Debt Securities as soon as practicable after effectiveness of the Registration Statement of which this Prospectus is a part.

     A Prospectus Supplement will set forth the terms of the offering of the particular series of Debt Securities offered thereby, including: (i) the name or names of any underwriters or agents; (ii) the name or names of any managing underwriter or underwriters; (iii) the initial public offering or purchase price of such series of Debt Securities; (iv) any underwriting discounts, commissions, and other items constituting underwriters' compensation and any other discount, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers; (v) any commissions paid to any agents; (vi) the net proceeds to the Company from the sales; and (vii) any securities exchanges or markets on which such series of Debt Securities may be listed.

     Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Debt Securities, the obligations of the underwriters to purchase such series of Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Debt Securities will be obligated to purchase all of the Debt Securities of such series allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time.

     The Debt Securities may be offered and sold by the Company directly or through agents designated by the Company from time to time. Unless otherwise indicated in the related Prospectus Supplement, each such agent will be acting on a best efforts basis for the period of its appointment. Any agent participating in the distribution of Debt Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Debt Securities so offered and sold. The Debt Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to such series of Debt Securities. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     All Debt Securities offered will be a new issue of securities with no established trading market. Any underwriter to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Debt Securities of any series may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of or the trading markets for the Debt Securities.

     In connection with the offering, the underwriters or agents, as the case may be, may purchase and sell the Debt Securities in the open market. These transaction may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Debt Securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of Debt Securities than they are required to purchase from the Company in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the Debt Securities sold in the offering for their account may be reclaimed by the syndicate if such Debt Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debt Securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas. If the Debt Securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.

                                    EXPERTS


     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Lakehead Pipe Line Partners, L.P. for the year ended December 31, 1997, as amended by the Annual Report on Form 10-K/A of Lakehead Pipe Line Partners, L.P. for the year ended December 31, 1997, and the audited balance sheet of Lakehead Pipe Line Company, Inc. as of December 31, 1997 and 1996, incorporated in this Prospectus by reference to the Current Report on Form 8-K of Lakehead Pipe Line Partners, L.P. dated July 21, 1998, as amended by the Current Report on Form 8-K of Lakehead Pipe Line Partners, L.P. dated September 14, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES Of ISSUANCE AND DISTRIBUTION


         The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by the Company in connection with the issuance and distribution of the Debt Securities being registered. All amounts shown are estimated except the Securities and Exchange Commission registration fee. All such costs will be borne by the Company.




Securities and Exchange Commission registration fee ............  $ 118,000
Blue Sky expenses, including legal fees ........................     10,000
Printing and engraving expenses ................................    100,000
Legal fees and expenses ........................................    200,000
Rating agency fees .............................................    200,000
Accounting fees and expenses ...................................     40,000
Trustee's fees and expenses ....................................     10,000
Miscellaneous ..................................................      2,000
                                                                  ---------
      Total ....................................................  $ 680,000
                                                                  =========


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Partnership Agreements of the Company and Lakehead provide that the Company or Lakehead, as the case may be, will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreement of the Company or the Partnership Agreement of Lakehead or the property, business, affairs or management of the Company or Lakehead. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of the Company or Lakehead and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the General Partner, any Departing Partner (as defined in the Partnership Agreement of the Company or the Partnership Agreement of Lakehead), any affiliate of the General Partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the General Partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the General Partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification.

          Lakehead will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not Lakehead would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement.

         Subject to any terms, conditions or restrictions set forth in the Partnership Agreement of the Company or the Partnership Agreement of Lakehead,
Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.


         Reference is made to Exhibits 1.1 and 1.2 hereto, respectively, which will contain provisions for indemnification of the Partnership, the General Partner and its directors, officers, and any controlling persons, against certain liabilities for information furnished by the underwriters and/or agents, as applicable, expressly for use in a Prospectus Supplement.


ITEM 16.   EXHIBITS



 EXHIBIT NO.                          EXHIBIT
    *1.1  --   Form of the Company's Senior Debt Securities Underwriting
               Agreement
    *1.2  --   Form of the Company's Subordinated Debt Securities Underwriting
               Agreement
     4.1  --   Certificate of Limited Partnership of the Company (incorporated herein by reference to Exhibit 10.1 to Lakehead's Registration
               Statement on Form S-1 (File No. 33-43425))
     4.2  --   Amended and Restated Agreement of Limited Partnership of the
               Company, dated December 27, 1991 (incorporated herein by
               reference to Exhibit 10.6 to Lakehead's Annual Report on Form
               10-K for the year ended December 31, 1991 (Commission File No.
               1-10934))
   **4.3  --   Form of Senior Indenture between the Company and The Chase
               Manhattan Bank, as Trustee
   **4.4  --   Form of Subordinated Indenture between the Company and The Chase
               Manhattan Bank, as Trustee
   **5.1  --   Opinion of Andrews & Kurth L.L.P. as to the legality of the securities
  **12.1  --   Computation of Ratio of Earnings to Fixed Charges
    23.1  --   Consent of PricewaterhouseCoopers LLP
  **23.2  --   Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
  **24.1  --   Powers of Attorney (included on signature page)
  **25.1  --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 related to the Senior Debt Securities
  **25.2  --   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 related to the Subordinated Debt Securities



-----------------------
*     To be filed as an exhibit to a Current Report on Form 8-K.
**    Previously filed.


ITEM 17.  UNDERTAKINGS

         A.       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                      (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Partnership's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         D. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it reasonably believes that the security rating requirement of General Instruction I.B.2. will be met by the time of sale and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, in the State of Minnesota, on September 14, 1998.


                             Lakehead Pipe Line Company, Limited Partnership

                             By: Lakehead Pipe Line Company, Inc.,
                                 as General Partner

                             By:  /s/      S.J. WUORI
                                -----------------------------------------------
                                           S.J. Wuori
                                           President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates as indicated.




      SIGNATURE                       TITLE                        DATE

    /s/ S.J. WUORI        President and Director              September 14, 1998
------------------------  (Principal Executive Officer)
      S.J. Wuori

           *              Chairman and Director               September 14, 1998
------------------------
    E. C. Hambrook

           *              Vice President and Director         September 14, 1998
------------------------
     R. C. Sandahl

           *              Chief Accountant (Chief Financial   September 14, 1998
------------------------  and Accounting Officer)
      M. A. Maki

           *              Director                            September 14, 1998
------------------------
     P. D. Daniel

           *              Director                            September 14, 1998
------------------------
   F. W. Fitzpatrick

           *              Director                            September 14, 1998
------------------------
     C. A. Russell

           *              Director                            September 14, 1998
------------------------
    D. P. Truswell

*By:  /s/ S.J. WUORI
    --------------------
       S.J. Wuori,
     Attorney-in-Fact

                               LIST OF EXHIBITS



  EXHIBIT NO.                          EXHIBIT



    *1.1  --     Form of the Company's Senior Debt Securities Underwriting
                 Agreement
    *1.2  --     Form of the Company's Subordinated Debt Securities
                 Underwriting Agreement
     4.1  --     Certificate of Limited Partnership of the Company
                 (incorporated herein by reference to Exhibit 10.1 to
                 Lakehead's Registration Statement on Form S-1 (File No.
                 33-43425))
     4.2  --     Amended and Restated Agreement of Limited Partnership
                 of the Company, dated December 27, 1991 (incorporated
                 herein by reference to Exhibit 10.6 to Lakehead's
                 Annual Report on Form 10-K for the year ended
                 December 31, 1991 (Commission File No. 1-10934))
   **4.3  --     Form of Senior Indenture between the Company and The Chase
                 Manhattan Bank, as Trustee
   **4.4  --     Form of Subordinated Indenture between the Company and The
                 Chase Manhattan Bank, as Trustee
   **5.1  --     Opinion of Andrews & Kurth L.L.P. as to the legality of the securities
  **12.1  --     Computation of Ratio of Earnings to Fixed Charges
    23.1  --     Consent of PricewaterhouseCoopers LLP
  **23.2  --     Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
  **24.1  --     Powers of Attorney (included on signature page)
  **25.1  --     Form T-1 Statement of Eligibility under the Trust Indenture
                 Act of 1939 related to the Senior Debt Securities
  **25.2  --     Form T-1 Statement of Eligibility under the Trust Indenture
                 Act of 1939 related to the Subordinated Debt Securities



-----------------------
*     To be filed as an exhibit to a Current Report on Form 8-K.
**    Previously filed.